RINCON NETWORKS, INC.
February 27, 2003
Dear Nick:
I am pleased to offer you a position with Rincon Networks, Inc. (the “Company”), as a Software Developer. If you decide to join us, you will receive an annual salary of $155,000, which will be paid semi-monthly in accordance with the Company’s payroll procedures. You will also be eligible to receive all benefits that are provided to other employees of the Company, such as health, dental and vision insurance.
In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase shares of the Company’s Common Stock. The option grant will give you the right to purchase 100,000 shares of Common Stock at a price per share equal to $1.20. 25% of the shares subject to the option will vest 12 months after the date your vesting begins subject to your continuing employment with the Company. The remaining shares will vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. The option grant will be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement.
Finally, we will pay or reimburse you in full for the costs of your move from Seattle to Santa Barbara. Items we will reimburse include moving costs, a house-hunting trip, living expenses while you find a new house or apartment and related expenses. We ask that you work with our relocation team to keep these expenses at a reasonable level, but our goal will be to make your move as easy as possible.
There are several conditions of employment at the Company of which you should be aware. These are attached as an appendix to this offer letter. These apply to all employees of the Company in the same manner as they will apply to you.
Please feel free to contact me with any questions or concerns you may have regarding this offer, the Company’s benefits package, options plans or the terms and conditions of your employment. To accept the Company’s offer, please sign and date this letter in the space provided below, and return it to me. If you accept our offer, we anticipate that your first day of employment would be April 7, 2003.

Everyone at the Company is excited about you joining our team. We believe we are creating a dynamic and enjoyable work environment, consisting of some of the best people in the industry. We’re confident that you would make an excellent fit. We look forward to your favorable reply and to working with you at Rincon Networks.
Sincerely,
/s/ Craig Shelburne
Craig A. Shelburne
Rincon Networks, Inc.
Agreed to and accepted:
Signature: /s/ Nicholas Millington
Printed Name: Nicholas Millington
Date: March 5, 2003
Attachment: Appendix of Employment Terms and Conditions

Employment Terms and Conditions
1.At Will Employment: You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.
2.    Background Checks: The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.
3.    Federal Immigration Law: For purposes of federal immigration law, you will need to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please provide such documentation to us within three (3) business days of your date of hire.
4.    Conflicting Agreements: We also ask that, if you have not already done so, you disclose to the Company any agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, by joining the Company, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the Company’s business, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
5.    Compliance with Company Standards: As a Company employee, you will be expected to abide by the Company’s rules and standards of conduct. These will be set forth in the Company Handbook, which the Company will soon complete and distribute.
6.    Employee Agreement. As a condition of your employment, you will need to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. This agreement specifies the procedures to be followed in the event of any dispute or claim relating to or arising out of our employment relationship. We will need you to sign the Agreement on or before your first day of employment.